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EXHIBIT 7.6


                                AMENDMENT NO. 1
                                       TO
                  1993 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                                       OF
                   CELLULAR TECHNICAL SERVICES COMPANY, INC.
                        (Effective as of July 11, 1996)


         Paragraph 12 of the Plan is hereby amended to read as follows:

"12. 	Amendment and Termination

     The Board may amend, suspend or terminate the Plan or any portion thereof at any time except that, until such time as the amendments to Rule 16b-3
("Rule 16b-3") promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") that were adopted by the Securities Exchange Commission on May 30, 1996 in Release No. 34-37260 become effective with respect to the Plan, or applicable law: (a) no provision of the Plan relating to the amount or exercise price of shares of Common Stock subject to options to be granted under the Plan or the timing of grants may be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder and (b) the Board may not, without the approval of the Company's stockholders within 12 months after the date of adoption of any such amendment or amendments, make any alteration or amendment thereof which (i) makes any change in the class of individuals eligible to receive options under the Plan, (ii) increases the maximum number of shares of Common Stock for which options may be granted under the Plan, except as provided in Article 10 hereof,
(iii) decreases the exercise price of an option under the Plan, except as provided in Article 10 hereof, or (iv) materially increases the benefits accruing to participants under the Plan within the meaning of Rule 16b-3, and from and after the date such rules become effective with respect to the Plan, the Board may not, without the approval of the Company's stockholders within 12 months after the date of adoption of any such amendment or amendments, make any alteration or amendment thereof which (i) makes any change in the class of individuals eligible to receive options under the Plan, (ii) increases the maximum number of shares of Common Stock for which options may be granted under the Plan, except as provided in Article 10 hereof, (iii) decreases the exercise price of an option under the Plan, except as provided in Article 10 hereof, or (iv) makes any other change for which applicable law, regulations or rules requires stockholder approval. No amendment shall adversely affect the rights under any then outstanding option without the consent of the holder thereof."


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